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                                                                    Exhibit 99.2
     PRESS RELEASE

SyQuest Technology Restructures Business As Next Step In Turn-Around

Market Shifts Lead Company to Redefine and Streamline Operations; includes Workforce Cuts and Cessation of Fremont Production

FREMONT, Calif., August 6, 1998 - In a continuing effort to effect its turnaround strategy, SyQuest Technology, Inc. (NASDAQ: SYQT), the world leader in removable cartridge hard drive technology, today executed a restructuring and streamlining of operations designed to improve the company's financial performance.

The firm also said that its revenues for the third quarter, ended June 30, 1998, will be slightly below, and operating losses slightly higher, than the preceding quarter. The company expects revenues to decline further in the quarter ended September 30, 1998 and will post charges related to the restructuring. However, the company anticipates revenues to show seasonal strength in the December 31, 1998 quarter.

SyQuest said it has taken essential steps to bring costs into alignment with demand, due to market conditions that have affected the PC and data storage industries. The restructuring includes ending all Fremont manufacturing; a worldwide workforce reduction of approximately 950 people; a scaling-back of administrative, sales, marketing and research expenditures, and other cost-cutting moves in its Penang manufacturing facility.

"We regret the impact that these actions are having on individual employees and recognize the contribution they have made to the business," said Ed Harper, SyQuest president and CEO.

The company said it has made tangible progress in cost reduction and production yield improvements during the past year. That progress has enabled the current restructuring by allowing SyQuest to maintain its focus on the SparQ 1.0 GB removable cartridge hard drive, while eliminating duplicate manufacturing operations and leveraging the strengths of a streamlined organization.

The company said its restructuring will reduce its expenses to less than half their previous level and thus significantly improve financial performance. Retail demand for the SparQ drive remains high based on sell-through reports. According to data received from PC Data, SyQuest has reached 50% retail market share within its product category.

About SyQuest Technology

Based in Silicon Valley, SyQuest Technology, Inc. is the leader in removable cartridge hard drive storage technology. The company
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offers the best performing, most affordable high capacity removable hard drives and cartridges in the marketplace. SyQuest's easy-to-use, award-winning products are ideal storage solutions for SOHO/professionals, families, students and iternet users. The company's Web site is http://www.syquest.com.

This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 10K and 10Q.